EXHIBIT 21.1

ABRAXIS HEALTH, INC.

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of Abraxis Health, Inc., omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Where Incorporated

South African Pharmatech (Pty) Limited	South Africa

Chicago Bioscience, LLC	Illinois

Jefferson XIII, LLC	Delaware

Shimoda Biotech (Proprietary) Limited	South Africa

Platco Technologies (Proprietary) Limited	South Africa

Abraxis BioScience Puerto Rico, LLC	Puerto Rico

Global Strategic Partners, LLC	Delaware

Cenomed BioSciences, LLC	Delaware